Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Doug Guarino, Director of Corporate Relations 781 647 3900

Alere Inc. Announces Offering of $425 Million of Senior Subordinated Notes

WALTHAM, Mass., May 13, 2013 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that it intends to offer $425 million of senior subordinated notes due 2020 through a private placement.

The Company intends to use the net proceeds from the offering to finance its announced cash tender offer to repurchase any and all of its outstanding $400 million aggregate principal amount of 9.00% Senior Subordinated Notes due 2016 (the “9% Notes”), to redeem any 9% Notes not repurchased pursuant to the tender offer, to pay related tender, consent solicitation or redemption fees, premiums, costs and expenses and accrued interest on the 9% Notes, and to pay costs and expenses related to the offering.

The private placement, which is expected to commence immediately, will be to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes are not being registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected offering and the use of proceeds. These statements reflect Alere’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions. Alere undertakes no obligation to update any forward-looking statements contained herein.